EXHIBIT 4.25

Investment & Corporate Banking 4th Floor, 1 First Canadian Place Toronto, Ontario M5X 1H3

June 19th, 2009

Brazauro Resources Corp.
16360 Park Ten Place, Suite 217
Houston, Texas 77084

Attention:  Mark Jones, Chairman and Chief Executive Officer

We are pleased to confirm the appointment of BMO Nesbitt Burns Inc. (“BMO Capital Markets”) to act as financial advisor to Brazauro Resources Corp. (the “Company”) with respect to (a) any proposal to acquire control (as defined below) of the Company by way of an offer to acquire outstanding shares of the Company or otherwise, (b) a sale of all or substantially all of the Company’s assets or a material portion of, or any interest in, the assets of the Company, by way of a negotiated purchase, lease, license, exchange, joint venture transaction or other means, (c) any merger, amalgamation, plan of arrangement, reorganization or other business combination pursuant to which the assets and business of the Company are combined with one or more other persons, (d) the issue by the Company to one or more other persons of securities of the Company in numbers sufficient to constitute an acquisition of control (as defined below) of the Company, (e) any acquisition of control (as defined below) of the Company, directly or indirectly, otherwise than as contemplated by any of the foregoing paragraphs (a) to (d) inclusive, and (f) any other alternative transaction to enhance shareholder value, including, without limitation, a recapitalization of the Company, the payment of a special dividend or other distribution to security holders, but for the avoidance of doubt shall not include any equity offering or equity linked financing other than as set out in (d) (any transaction contemplated in paragraphs (a) to (f) above being referred to in this agreement as a “Transaction”).  For the purposes of this agreement, acquisition of “control” shall mean any transaction or series of transactions in which one or more persons or entities acquires, directly or indirectly, at least 20% of any of the shares, assets, revenues, income or businesses of the Company or otherwise gains control of the Company, regardless of the structure or form of the transaction.

1.         Scope of Engagement.  We will perform such financial advisory and investment banking services for you as are customary and appropriate in engagements of this type and as you may reasonably request.  If requested, we will provide an opinion (the “Opinion”) as to whether the consideration to be received in a proposed Transaction is fair from a financial point of view to you or your shareholders (other than the purchaser(s)), as the case may be, provided that we receive from you a certificate in our customary form executed by the Chief Executive Officer and the Chief Financial Officer of the Company with respect to the business and affairs of the Company and as to the accuracy and completeness of all information provided to us hereunder.  Any such Opinion will be prepared solely for the use of your Board of Directors and will not be disclosed or given to any other person without our prior written consent.  If reference to our Opinion is required by law to be made in an information circular or directors’ circular, we will not unreasonably withhold our consent to such reference provided that the Opinion is reproduced in full in the circular and we approve in advance the text of any accompanying disclosure.

2.         Fees and Expenses.  For our services hereunder, you will pay us the following fees

(a)
Work Fees – A fee of $30,000 payable in cash one month following the date of this agreement, at which time, any additional work fees will be re-assessed.  The Work Fees will be credited against any Completion Fee which becomes payable under this agreement;

(b)
Opinion Fee – A fee of $250,000 per Opinion, payable in cash on the date that we advise you we are prepared to deliver each requested Opinion.  The first Opinion fee will be credited against any Completion Fee or Defence Fee which becomes payable under this agreement;

(c)
Defence Fee – If, during the term of this engagement or within the period of 9 months following termination of this agreement, an unsolicited offer is made for any of the securities of the Company, you will pay us a defence fee (the “Defence Fee”) in accordance with the fee grid attached hereto as Schedule B which will be determined by straight line interpolation between the two closest thresholds of the Transaction Value (as defined below) whether or not the Transaction is completed.  The Defence Fee will be credited against any Completion Fee which becomes payable under this agreement; and

(d)
Completion Fee – If, during the term of this engagement or within the period of 12 months following termination of this agreement, a Transaction is completed or you announce, or enter into an agreement in respect of, a Transaction which is subsequently completed, you will pay us a completion fee (the “Completion Fee”) in accordance with the fee grid attached hereto as Schedule B which will be determined by straight line interpolation between the two closest thresholds of the Transaction Value (as defined below).  For greater clarity, a Completion Fee will only be owed by the Company in the event that a Transaction is completed.

“Transaction Value” means an amount equal to the sum of (without duplication):

(i)
the aggregate cash consideration paid or payable to the Company or to its security holders and the aggregate fair market value of any securities or other non-cash consideration paid or payable to the Company or to its security holders (including, any joint venture interest delivered to, or retained by, the Company) in connection with a Transaction;

(ii)
the amount of all indebtedness and preferred shares of the Company or any subsidiary of the Company which is assumed or acquired by the purchaser or retired, refinanced or otherwise extinguished in connection with the Transaction; and

(iii)	any dividends or other distributions declared, paid or made by the Company prior to or upon completion of the Transaction.

The fair market value of any securities issued, any other non-cash consideration paid, any non-cash dividend or distribution declared, paid or made, and any assets disposed of or retained in connection with a Transaction shall be the value upon the closing date of the Transaction as determined by BMO Capital Markets and the Company in good faith, provided that any publicly-traded securities shall be valued at the volume weighted average of their trading prices on the principal stock exchange on which they trade (as determined by volume) for the five trading days ending on the third trading day prior to the date on which value is being assessed.  Any delayed or subsequent payments forming part of the consideration payable to the Company or its security holders shall be discounted to and valued at the applicable date in a manner determined by the Company and BMO Capital Markets in good faith.  The Transaction Value of a Transaction involving the acquisition of less than 100% of the Company’s equity securities, assets or business shall be the result obtained when the price paid or payable in such Transaction is divided by the percentage of the Company’s equity securities, assets or business that were acquired in the Transaction.

Any Completion Fee or Defence Fee to which we may become entitled pursuant to clauses (c) and (d) above shall be paid in cash to our legal counsel in trust for us five days prior to the proposed closing date of the Transaction (which in the case of a take-over bid or tender offer shall be the first date on which the offeror may take up securities under the offer) and shall be released from such trust to us upon completion of the Transaction (which in the case of a take-over bid or tender offer shall be the first date on which the offeror takes up securities under the offer) without any further formality.  If the Transaction is not completed we will instruct our legal counsel to return such funds to the Company without delay.

You will reimburse us on request from time to time for all reasonable out-of-pocket expenses incurred by us in respect of this engagement, including reasonable travel and document production costs, the reasonable fees and disbursements of counsel, the reasonable fees and disbursements of any consultants engaged by us with your prior consent and other customary expenses for engagements of this type.  We agree that we will not incur expenses exceeding $150,000 without your prior written approval.

The fees and expenses referred to above may be subject to goods and services taxes which will be payable by you to us.

3.         Disclosure and Use.  All opinions, advice and other materials provided by us hereunder, including any Opinion, are to be used solely by your Board of Directors in considering a proposed Transaction and shall not be quoted from, summarized or otherwise disclosed, nor will any reference to us or to this engagement be made, without our prior consent.  BMO Capital Markets hereby consents to the inclusion of the Opinion and a summary thereof in any information circular or directors’ circular of the Company.

4.         Information.  You will arrange for us to have such timely access to your directors, officers, employees and auditors, to your counsel and other consultants, and to your information as we may reasonably request in carrying out this engagement.  In addition, you will keep us fully informed with respect to all negotiations regarding a Transaction and will promptly provide us with copies of all material documents, draft or final, relating to a Transaction.  You agree to provide, or arrange to have provided to, us such information, including any financial forecasts, as we believe appropriate to permit us to perform our services hereunder and you will update such information as appropriate.  You agree that we may rely upon such information and that all such information will be true, accurate and complete in all material respects.  You acknowledge that we will be entitled to rely upon such information, and we are entitled to assume, and are under no obligation to verify independently, the accuracy, completeness or reasonableness of such information.  Further, we are under no obligation to investigate any changes which may occur in such information after the date upon which it is provided to us.  Notwithstanding the foregoing, you will advise us promptly of any material change or change in a material fact, actual or contemplated, and of any material information of which it becomes aware which might reasonably be considered relevant to our engagement.  You will advise us promptly of any communication or notice received by you from, and of any proceeding initiated before or by, any applicable regulatory authority (including any stock exchange) or court relating to the Transaction or which might otherwise be relevant to this engagement.  If requested, we will testify or provide reasonable support services before any regulatory authority or court.  Our testimony or support services will be confined to the services performed under this agreement.  We shall have the right to employ counsel and shall be paid customary fees and reimbursed by you for our reasonable out-of-pocket costs, charges and expenses, including the reasonable fees and disbursements of counsel.

5.         Indemnification.  You agree to indemnify us and certain other parties in accordance with the provisions contained in Schedule A hereto, which Schedule forms part of this agreement.

6.         Relationship.  You agree that we have been retained to act solely as your financial advisor and not as an advisor to any other party, including your security holders.  We shall act as an independent contractor and any duties that we have arising out of this engagement shall be owed solely to you and not to any other party.  You acknowledge and understand that (i) we act as a trader of, and dealer in, securities both as principal and on behalf of our clients and, as such, we may have had, and may in the future have, long or short positions in the securities of one or more parties to a Transaction or any of their respective related entities and, from time to time, may have executed or may execute transactions on behalf of such persons, (ii) we conduct research on securities and may, in the ordinary course of our business, provide research reports and investment advice to our clients on investment matters, including with respect to any such person and/or Transaction, and (iii) we or our controlling shareholder, Bank of Montreal, may, in the ordinary course of business, extend loans or provide other financial services to any such person (collectively, “BMO Business”).  You agree not to seek to restrict or challenge the ability of BMO Capital Markets, Bank of Montreal or their affiliates to conduct BMO Business that is not directly related to the Transaction.  You acknowledge and agree that if a potential acquirer of the Company or any of its subsidiaries or other assets seeks financing for such an acquisition, we or our controlling shareholder, Bank of Montreal, may act as underwriter, agent or lender in respect of such financing provided that we and any of our affiliates who are involved in such financing implement reasonable procedures to ensure that no confidential information relating to the proposed Transaction or the acquisition financing, as applicable, is exchanged between the respective teams of employees and agents who are involved in the separate engagements.  Neither we nor any of our affiliates will act as mergers and acquisitions adviser to any potential purchaser in respect of a possible Transaction.

7.         Termination and Survival.  This agreement shall terminate on the earliest of (a) the date a Transaction is completed, and (b) the date on which either you or we give written notice of termination to the other party.  The provisions of section 2 (Fees), section 3 (Disclosure and Use), section 5 (Indemnification), section 7 (Termination and Survival) and section 9 (Other Matters) shall survive such termination.

8.         Announcements.  You agree that we may, at our own expense, place advertisements or announcements in any newspapers, periodicals or other publications, or otherwise disclose to third parties, that we have acted as your financial advisor in connection with a Transaction.  If requested by us, you will include a reference to BMO Capital Markets as being your financial advisor in any press release or public announcement made with respect to the Transaction.

9.         Other Matters.  This agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors.  This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.  All financial references in this agreement are to Canadian dollars unless otherwise expressly indicated.  No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party hereto.

If the foregoing is in accordance with your understanding, please indicate your agreement by signing and returning the enclosed duplicate copy of this letter.

Yours sincerely,

BMO NESBITT BURNS INC.

by	/s/ Egizio Bianchini
	Name:	Egizio Bianchini
	Title:	Managing Director

BMO NESBITT BURNS INC.

by	/s/ Dan Barclay
	Name:	Dan Barclay
	Title:	Managing Director

Accepted and agreed to as of the date first set out above.

BRAZAURO RESOURCES CORP.

by	/s/ Mark Jones
	Name:	Mark Jones
	Title:	Chairman and Chief Executive Officer

Investment & Corporate Banking 4th Floor, 1 First Canadian Place Toronto, Ontario M5X 1H3

Schedule A – Indemnification

As consideration for BMO Nesbitt Burns Inc. (“BMO Capital Markets”) agreeing to provide the services described in the engagement letter to which this Schedule is attached (the “Engagement”), Brazauro Resources Corp. (the “Indemnitor”) agrees to indemnify and hold harmless BMO Capital Markets and its affiliates, and each of their respective directors, officers, employees and agents (collectively, the “Indemnified Parties” and each, an “Indemnified Party”), to the full extent lawful, from and against all expenses, losses, damages and liabilities of any nature (including the reasonable fees and expenses of their respective counsel and other expenses, but not including any amount for lost profits) (collectively, “Losses”) that are incurred in investigating, defending and/or settling any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party (collectively, the “Claims”) or to which an Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims arise out of or are based upon, directly or indirectly, the Engagement together with any Losses that are incurred in enforcing this indemnity.  This indemnity shall not be available to an Indemnified Party in respect of Losses incurred where a court of competent jurisdiction in a final judgment that has become non-appealable determines that such Losses incurred solely from the negligence or willful misconduct of the Indemnified Party.

If for any reason (other than a determination as to any of the events referred to above) this indemnity is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any Claim, the Indemnitor shall contribute to the Losses paid or payable by such Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Indemnified Party on the other hand but also the relative fault of the Indemnitor and the Indemnified Party as well as any relevant equitable considerations; provided that the Indemnitor shall in any event contribute to the Losses paid or payable by an Indemnified Party as a result of such Claim, the amount (if any) equal to (i) such amount paid or payable, minus (ii) the amount of the fees received by the Indemnified Party, if any, under the Engagement.

The Indemnitor agrees that in case any legal proceeding shall be brought against, or an investigation is commenced in respect of, the Indemnitor and/or an Indemnified Party and an Indemnified Party or its personnel are required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with or by reason of the Engagement, the Indemnified Party shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Indemnified Party for time spent by its personnel in connection therewith at their normal per diem rates together with such disbursements and out-of-pocket expenses incurred by the Personnel in connection therewith) shall be paid by the Indemnitor as they occur.

BMO Capital Markets will notify the Indemnitor promptly in writing after receiving notice of an action, suit, proceeding or claim against BMO Capital Markets or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, stating the particulars thereof, will provide copies of all relevant documentation to the Indemnitor and, unless the Indemnitor assumes the defence thereof, will keep the Indemnitor advised of the progress thereof and will discuss all significant actions proposed.  The omission to so notify the Indemnitor shall not relieve the Indemnitor of any liability which the Indemnitor may have to an Indemnified Party except only to the extent that any such delay in giving or failure to give notice as herein required materially prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability under this indemnity which the Indemnitor would otherwise have incurred had BMO Capital Markets not so delayed in giving, or failed to give, the notice required hereunder.

The Indemnitor shall be entitled, at its own expense, to participate in and to the extent it may wish to do so, assume the defence of any Claim, provided such defence is conducted by experienced and competent counsel.  Upon the Indemnitor notifying BMO Capital Markets in writing of its election to assume the defence and retaining counsel, the

Indemnitor shall not be liable to an Indemnified Party for any legal expenses subsequently incurred by it in connection with such defence.  If such defence is assumed by the Indemnitor, the Indemnitor throughout the course thereof will provide copies of all relevant documentation to BMO Capital Markets, will keep BMO Capital Markets advised of the progress thereof and will discuss with BMO Capital Markets all significant actions proposed.

Notwithstanding the foregoing paragraph, any Indemnified Party shall have the right, at the Indemnitor’s expense, to separately retain counsel of such Indemnified Party’s choice, in respect of the defence of any Claim if:  (i) the employment of such counsel has been authorized by the Indemnitor; or (ii) the Indemnitor has not assumed the defence and employed counsel therefor promptly after receiving notice of such action, suit, proceeding, claim or investigation; or (iii) counsel retained by the Indemnitor or the Indemnified Party has advised the Indemnified Party that representation of both parties by the same counsel would be inappropriate for any reason, including for the reason that there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Indemnitor (in which event and to that extent, the Indemnitor shall not have the right to assume or direct the defence on such Indemnified Party’s behalf) or that there is a conflict of interest between the Indemnitor and the Indemnified Party or the subject matter of the Claim may not fall within the indemnity set forth herein (in any of which events the Indemnitor shall not have the right to assume or direct the defence on such Indemnified Party’s behalf), provided that the Indemnitor shall not be responsible for the fees or expenses of more than one legal firm in any single jurisdiction for all of the Indemnified Parties.  No admission of liability and no settlement of any Claim shall be made by the Indemnitor without the prior written consent of the Indemnified Parties affected (which consent may not be unreasonably withheld) unless such settlement includes an unconditional release of each Indemnified Party from any liabilities arising out of such Claim without any admission of negligence, misconduct, liability or responsibility by any Indemnified Party.

The Indemnitor hereby acknowledges that BMO Capital Markets acts as trustee for the other Indemnified Parties of the Indemnitor’s covenants under this indemnity and BMO Capital Markets agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

The indemnity and contribution obligations of the Indemnitor hereunder shall be in addition to any liability which the Indemnitor may otherwise have (including under the Engagement), shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and enure to the benefit of any successors, permitted assigns, heirs and personal representatives of the Indemnitor, BMO Capital Markets and any other Indemnified Party.  The foregoing provisions shall survive any termination of the Engagement.